Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2019 RESULTS

Net Sales Increased 8.5%

Comparable Sales Increased 4.0%

Diluted EPS Increased 7.8% to $3.89

Bolingbrook, IL – March 12, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended February 1, 2020 compared to the same periods ended February 2, 2019.

“The Ulta Beauty team delivered results for the fourth quarter at the high end of our expectations, and I am proud of how our teams worked together to serve our guests this holiday season,” said Mary Dillon, Chief Executive Officer. “Our enhanced omnichannel capabilities, combined with our merchandise exclusives, cross-category marketing events, and great execution by our store teams, enabled us to expand our market share and deliver a successful quarter.”

For the Fourth Quarter of Fiscal 2019

•	Net sales increased 8.5% to $2,305.9 million compared to $2,124.7 million in the fourth quarter of fiscal 2018;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 4.0% compared to an increase of 9.4% in the fourth quarter of fiscal 2018. The 4.0% comparable sales increase was driven by 1.8% transaction growth and 2.2% growth in average ticket;

•

Gross profit as a percentage of net sales increased 10 basis points to 35.0% compared to 34.9% in the fourth quarter of fiscal 2018, primarily due to improvement in merchandise margins driven by marketing and merchandising strategies, partially offset by investments in salon services;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 90 basis points to 22.4% compared to 21.5% in the fourth quarter of fiscal 2018, primarily due to investments to support future growth,  deleverage in marketing expense, and higher payroll and benefit-related expenses, partially offset by lower incentive compensation expense;

•

Pre-opening expenses increased to $3.6 million compared to $2.4 million in the fourth quarter of fiscal 2018. Real estate activity in the fourth quarter of fiscal 2019 included 13 new stores and two relocations, compared to 12 new stores in the fourth quarter of fiscal 2018;

•	Operating income increased 2.3% to $287.8 million, or 12.5% of net sales, compared to $281.2 million, or 13.2% of net sales, in the fourth quarter of fiscal 2018;

•	Tax rate was 22.7% compared to 24.0% in the fourth quarter of fiscal 2018. The lower effective tax rate is due to federal income tax credits;
•	Net income increased 3.7% to $222.7 million compared to $214.7 million in the fourth quarter of fiscal 2018; and
•	Diluted earnings per share increased 7.8% to $3.89, which included a $0.06 per share benefit due to an increase in federal income tax credits, compared to $3.61 in the fourth quarter of fiscal 2018.

For the Full Year of Fiscal 2019

•	Net sales increased 10.1% to $7,398.1 million compared to $6,716.6 million in fiscal 2018;
•	Comparable sales increased 5.0% compared to an increase of 8.1% in fiscal 2018. The 5.0% comparable sales increase was driven by 3.3% transaction growth and 1.7% growth in average ticket;
•

Gross profit as a percentage of net sales increased 30 basis points to 36.2% compared to 35.9% in fiscal 2018, primarily due to improvement in merchandise margins driven by marketing and merchandising strategies and leverage of fixed store costs, partially offset by investments in salon services;

•

SG&A expenses as a percentage of net sales increased 90 basis points to 23.8% compared to 22.9% in fiscal 2018, primarily due to investments to support future growth and higher payroll and benefit-related expenses, partially offset by lower incentive compensation expense and leverage in marketing expense;

•

Pre-opening expenses decreased to  $19.3 million compared to $19.8 million in fiscal 2018. Real estate activity in fiscal 2019 included 86 new stores, 12 remodels, and eight relocations, compared to 107 new stores, 13 remodels, and two relocations in fiscal 2018;

•	Operating income increased 5.5% to $901.1 million, or 12.1% of net sales, compared to $854.1 million, or 12.7% of net sales, in fiscal 2018;
•	Tax rate decreased to 22.1% compared to 23.3% in fiscal 2018. The lower effective tax rate is primarily due to income tax accounting for share-based compensation and federal income tax credits;
•	Net income increased 7.2% to $705.9 million compared to $658.6 million in fiscal 2018; and
•

Diluted earnings per share increased 11.1% to $12.15 which included a $0.30 per share benefit primarily due to income tax accounting for share-based compensation and federal income tax credits, compared to $10.94 in fiscal 2018, which included a $0.09 per share benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories, net at the end of fiscal 2019 totaled $1,293.7 million compared to $1,214.3 million at the end of fiscal 2018, representing an increase of  $79.4 million. The increase in total inventory was driven by 80 net new stores.  Average inventory per store was flat compared to fiscal 2018.

The Company ended fiscal 2019 with  $502.3  million in cash, cash equivalents, and short-term investments.

On March 11, 2020, the Company entered into an Amendment No. 1 to Second Amended and Restated Loan Agreement, which amended and restated the existing agreement. The new loan agreement extends the maturity of the facility to March 11, 2025, provides maximum revolving loans equal to the lesser of $1.0 billion or a percentage of eligible owned inventory, contains a $50 million sub-facility for letters of credit and allows the Company to increase the revolving facility by an additional $100 million.

Recent Accounting Pronouncement – Leases

On February 3, 2019, the Company adopted Accounting Standards Codification (ASC) 842 using the modified retrospective approach. The new standard requires leases to be recorded on the balance sheet as lease liabilities with corresponding right-of-use assets. Upon adoption, the Company recognized and measured leases without revising comparative period information or disclosures. The adoption of ASC 842 resulted in the recording of operating lease assets and liabilities of $1.46 billion and $1.84 billion, respectively, as of February 3, 2019. As part of the adoption, the Company recorded an adjustment to retained earnings of $2.4 million.

Share Repurchase Program

During the fourth quarter of 2019, the Company repurchased 681,458 shares of its common stock at a cost of $174.1 million. During fiscal 2019, the Company repurchased 2,320,896 shares of its common stock at a cost of $681.0  million.  As of February 1, 2020, $214.6 million remained available under the $875.0 million share repurchase program announced in March 2019.

On March 10, 2020, the Company’s board of directors approved a new share repurchase authorization of $1.6 billion, which replaces the prior authorization implemented in March 2019.

Under the new program, as under the previous program, the Company may repurchase outstanding shares of the Company's common stock from time to time through accelerated share repurchases, privately negotiated transactions, or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934. The new program has no expiration date but may be terminated by the Board at any time. Since 2014, Ulta Beauty has returned $2.2 billion to shareholders through its share repurchase program, while continuing to make strategic growth investments.

Store Expansion

During the fourth quarter of 2019, the Company opened 13 stores located in Allen, TX; Blaine, MN; Dallas, TX; Gonzalez, LA; Houston, TX; Louisville, KY; Madison, AL; Meridian, MS; Moore, OK; Phoenix, AZ (2); Sioux Falls, SD; and Wentzville, MO.

The Company ended fiscal 2019 with 1,254 stores and square footage of 13,193,076, representing a 6.9% increase in square footage compared to fiscal 2018.

Outlook

For fiscal 2020, the Company plans to:

•	open approximately 75 net new stores, execute approximately 15 remodel or relocation projects, and complete approximately 42 store refreshes;

•	increase total sales by approximately 7.0% to 8.0%;
•	achieve comparable sales growth of approximately 3.0% to 4.0%;
•	deleverage operating income margin rate in the range of 70 to 80 basis points;
•

deliver diluted earnings per share in the range of $12.55 to $12.75, including the impact of approximately $1.3 billion in share repurchases and assuming an effective tax rate of between 24% and 24.5%;

•	incur capital expenditures between $280 million and $300 million;
•	incur depreciation and amortization expense between $310 million and $320 million; and
•	incur net interest expense of approximately $9.0 million.

The Company’s guidance does not include assumptions for any impact related to Coronavirus.

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2019 results is scheduled for today, March 12, 2020, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 26, 2020 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13699174.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of February 1, 2020, Ulta Beauty operates 1,254 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the ability to execute our Efficiencies for Growth cost optimization program; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility of material disruptions to our information systems; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; our ability to attract and retain key executive personnel; natural disasters, epidemics, or pandemics like the Coronavirus that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Olivia Mata

Senior Manager, Public Relations

(630)  410-5408

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	February 1,		February 2,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$2,305,918	100.0%	$2,124,716	100.0%
Cost of sales	1,499,033	65.0%	1,383,857	65.1%
Gross profit	806,885	35.0%	740,859	34.9%

Selling, general and administrative expenses	515,542	22.4%	457,245	21.5%
Pre-opening expenses	3,587	0.2%	2,404	0.1%
Operating income	287,756	12.5%	281,210	13.2%
Interest income, net	(439)	0.0%	(1,275)	0.1%
Income before income taxes	288,195	12.5%	282,485	13.3%
Income tax expense	65,476	2.8%	67,811	3.2%
Net income	$222,719	9.7%	$214,674	10.1%

Net income per common share:
Basic	$3.91		$3.64
Diluted	$3.89		$3.61

Weighted average common shares outstanding:
Basic	56,992		59,053
Diluted	57,195		59,431

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended
	February 1,		February 2,
	2020		2019
	(Unaudited)
Net sales	$7,398,068	100.0%	$6,716,615	100.0%
Cost of sales	4,717,004	63.8%	4,307,304	64.1%
Gross profit	2,681,064	36.2%	2,409,311	35.9%

Selling, general and administrative expenses	1,760,716	23.8%	1,535,464	22.9%
Pre-opening expenses	19,254	0.3%	19,767	0.3%
Operating income	901,094	12.1%	854,080	12.7%
Interest income, net	(5,056)	0.1%	(5,061)	0.1%
Income before income taxes	906,150	12.2%	859,141	12.8%
Income tax expense	200,205	2.7%	200,582	3.0%
Net income	$705,945	9.5%	$658,559	9.8%

Net income per common share:
Basic	$12.21		$11.00
Diluted	$12.15		$10.94

Weighted average common shares outstanding:
Basic	57,840		59,864
Diluted	58,105		60,181

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	February 1,	February 2,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$392,325	$409,251
Short-term investments	110,000	—
Receivables, net	139,337	136,168
Merchandise inventories, net	1,293,701	1,214,329
Prepaid expenses and other current assets	103,567	138,116
Prepaid income taxes	16,387	16,997
Total current assets	2,055,317	1,914,861

Property and equipment, net	1,205,524	1,226,029
Operating lease assets	1,537,565	—
Goodwill	10,870	10,870
Other intangible assets, net	3,391	4,317
Deferred compensation plan assets	27,849	20,511
Other long-term assets	23,356	14,584
Total assets	$4,863,872	$3,191,172

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$414,009	$404,016
Accrued liabilities	246,088	220,666
Deferred revenue	237,535	199,054
Current operating lease liabilities	239,629	—
Total current liabilities	1,137,261	823,736

Non-current operating lease liabilities	1,698,718	—
Deferred rent	—	434,980
Deferred income taxes	89,367	83,864
Other long-term liabilities	36,432	28,374
Total liabilities	2,961,778	1,370,954

Commitments and contingencies

Total stockholders’ equity	1,902,094	1,820,218
Total liabilities and stockholders’ equity	$4,863,872	$3,191,172

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	February 1,	February 2,
	2020	2019
	(Unaudited)
Operating activities
Net income	$705,945	$658,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	295,599	279,472
Non-cash lease expense	278,820	—
Deferred income taxes	5,503	34,080
Stock-based compensation expense	25,045	26,636
Loss on disposal of property and equipment	5,850	2,885
Change in operating assets and liabilities:
Receivables	(20,637)	(36,387)
Merchandise inventories	(79,372)	(122,019)
Prepaid expenses and other current assets	9,289	(39,450)
Income taxes	610	(29,609)
Accounts payable	9,993	78,256
Accrued liabilities	28,183	29,265
Deferred revenue	38,481	50,684
Operating lease liabilities	(256,910)	—
Deferred rent	—	27,064
Other assets and liabilities	54,894	(3,309)
Net cash provided by operating activities	1,101,293	956,127

Investing activities
Short-term investments, net	(110,000)	120,000
Capital expenditures	(298,534)	(319,400)
Acquisitions, net of cash acquired	—	(13,606)
Purchases of equity investments	(62,946)	(2,101)
Net cash used in investing activities	(471,480)	(215,107)

Financing activities
Repurchase of common shares	(680,979)	(616,194)
Stock options exercised	43,780	13,121
Purchase of treasury shares	(9,540)	(6,141)
Net cash used in financing activities	(646,739)	(609,214)

Net increase (decrease) in cash and cash equivalents	(16,926)	131,806
Cash and cash equivalents at beginning of year	409,251	277,445
Cash and cash equivalents at end of year	$392,325	$409,251

Exhibit 5

2019 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2019	quarter	quarter	quarter	end of the quarter
1st Quarter	1,174	22	0	1,196
2nd Quarter	1,196	20	3	1,213
3rd Quarter	1,213	31	3	1,241
4th Quarter	1,241	13	0	1,254

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2019	the quarter	quarter	during the quarter	quarter
1st Quarter	12,337,145	236,596	0	12,573,741
2nd Quarter	12,573,741	209,469	29,612	12,753,598
3rd Quarter	12,753,598	339,469	31,276	13,061,791
4th Quarter	13,061,791	131,285	0	13,193,076

Exhibit 6

Sales by category

The following table sets forth the approximate percentage of net sales by primary category:

	13 weeks ended
	February 1,	February 2,
	2020	2019
Cosmetics	48%	51%
Skincare, bath, and fragrance	25%	23%
Haircare products and styling tools	18%	18%
Services	4%	4%
Other (nail products, accessories, and other)	5%	4%
	100%	100%

	52 weeks ended
	February 1,	February 2,
	2020	2019
Cosmetics	50%	51%
Skincare, bath, and fragrance	22%	21%
Haircare products and styling tools	19%	19%
Services	5%	5%
Other (nail products, accessories, and other)	4%	4%
	100%	100%